Exhibit 10.5
REAFFIRMATION OF GUARANTY
     Mimi’s Cafe, LLC, a Delaware limited liability company (“Guarantor”), hereby: (i) consents to the execution of the Line of Credit Note in the principal amount of $45,000,000, dated December 1, 2009 (the “Note”), by Bob Evans Farms, Inc., an Ohio corporation, payable to the order of JPMorgan Chase Bank, N.A. (“Bank”); (ii) ratifies and reaffirms the Continuing Guaranty, dated September 30, 2008 (the “Guaranty”), made by Guarantor in favor of Bank, which includes the guaranty of amounts payable under the Note; (iii) acknowledges and agrees that Guarantor is not released from its obligations under the Guaranty by reason of the Note, (iv) represents and warrants that there are no defenses, offsets or counterclaims to the Guaranty; and (v) represents and warrants that there are no defaults by the Guarantor under the provisions of the Guaranty.
     This Reaffirmation of Guaranty shall not be construed, by implication or otherwise, as imposing any requirement that Bank notify or seek the consent of Guarantor relative to any past or future extension of credit, or modification, extension or other action with respect thereto, in order for any such extension of credit or modification, extension or other action with respect thereto to be subject to the Guaranty, it being expressly acknowledged and reaffirmed that Guarantor has under the Guaranty consented, among others things, to modifications, extensions and other actions with respect thereto without any notice thereof or further consent thereto.

Mimi’s Cafe, LLC, a Delaware limited liability company
By:	/s/ Tod P. Spornhauer
	Name:	Tod P. Spornhauer
	Title:	Manager, Assistant Treasurer and Assistant Secretary